Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Nicholas Financial, Inc.

We consent to the use of our reports dated June 14, 2013, with respect to the consolidated financial statements of Nicholas Financial, Inc. and subsidiary as of March 31, 2013 and 2012, and for each of the years in the three-year period ended March 31, 2013, and the effectiveness of internal control over financial reporting as of March 31, 2013, incorporated herein by reference.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

January 13, 2014